Sussex Bancorp
200 Munsonhurst Road, Rt. 517
Franklin, NJ 07416
973-827-2914

FOR IMMEDIATE RELEASE
SUSSEX BANCORP ANNOUNCES THIRD QUARTER AND NINE MONTHS EARNINGS
---
DECLARES QUARTERLY 6.5% STOCK DIVIDEND

FRANKLIN, NEW JERSEY – October 16, 2008– Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the third quarter and nine months ended September 30, 2008

As previously announced in an 8-K filing on September 8, 2008, Sussex Bancorp held Fannie Mae and Freddie Mac perpetual preferred stock at September 30, 2008 with a cost basis of approximately $3.8 million.  These securities are subject to an other than temporary impairment (“OTTI”) charge.  On September 7, 2008, the Federal Housing Finance Agency placed both Fannie Mae and Freddie Mac under conservatorship.  Although this action did not eliminate the equity in Fannie Mae and Freddie Mac represented by the perpetual preferred stock, it has negatively impacted the value of the perpetual preferred stock.   The estimated fair value of these securities at September 30, 2008 was $300 thousand.  The OTTI charge that was taken amounted to $3.5 million.

As a result of the OTTI charge, for the quarter ended September 30, 2008, the Company had a net loss of $3.0 million compared to net income of $533 thousand reported for the third quarter of 2007.  For the nine months ended September 30, 2008, the Company had a net loss of $2.0 million compared to net income of $1.6 million reported for the same period last year. Basic and diluted loss per share for the three and nine months ended September 30, 2008, were ($0.92) and ($0.62), respectively, compared to basic and diluted earnings per share of $0.16 and $0.46 for the respective comparable periods of 2007. All per share numbers have been adjusted to reflect the stock dividend discussed below.

While the reported results for the three and nine month periods reflect the effects of the OTTI charge, they do not reflect the change in tax treatment enacted as part of the Emergency Economic Stabilization Act of 2008 (the “Act”), which was adopted on October 3, 2008. Under the Act, the Company is permitted to deduct the loss as an ordinary loss for tax purposes, thereby offsetting a portion of the Company’s ordinary income. However, since the Act was not enacted until the fourth quarter, the Company can not recognize this tax benefit as part of its third quarter results. The tax benefit will be recognized in the fourth quarter, and it is expected to amount to approximately $1.3 million or $0.40 per share, based on the average shares outstanding for the quarter ended September 30, 2008 and adjusted for the stock dividend discussed below.

Mr. Donald Kovach, the Company’s Chairman and CEO, stated: “Although the Company can not be immune from the turbulence effecting our financial markets and financial institutions, our core business remains strong, and we remain a well capitalized institution, exceeding all regulatory capital requirements. We have money to lend, and remain committed to serving the banking needs of our local communities.”

 The Company’s net interest income increased to $3.1 million for the quarter ended September 30, 2008 from $2.9 million for the third quarter of 2007.  The Company’s interest income was unchanged at $5.9 million for the quarter ended September 30, 2008 compared to same for the third quarter of 2007. The Company’s interest expense decreased to $2.7 million for the three months ended September 30, 2008 from $3.0 million for the third quarter of 2007.  For the nine months ended September 30, 2008, the Company’s net interest income increased to $9.0 million from the $8.7 million earned for the same period last year.  For the nine months ended September 30, 2008, the Company’s interest income was $17.0 million as compared to $16.9 million for the nine months ended September 30, 2007.  As the Company’s average earning assets increased by $41.5 million, its yield on earning assets decreased by 66 basis points.  The Company’s interest expense decreased to $8.0 million for the nine months ended September 30, 2008 from $8.3 million for the nine month period ended September 30, 2007. The Company’s average interest bearing liabilities increased by $40.7 million in the first nine months of 2008 compared to the prior year, and the Company’s cost of interest bearing liabilities decreased by 56 basis points.

The loan loss provision for the third quarter was $279 thousand compared to $324 thousand for the same period last year.  For the nine month period the provision was $569 thousand, compared to $868 thousand for the same period last year.

At September 30, 2008, non-performing assets totaled $14.8 million compared to $7.3 million at September 30, 2007 and $12.9 million at December 31, 2007.

At September 30, 2008 the Company had total assets of $439.1 million, compared to total assets of $391.9 million at September 30, 2007.  The Company’s total loans increased $18.4 million to $312.3 million at September 30, 2008 from $293.9 million at September 30, 2007.

The Company reported non-interest income for the three and nine month periods ending September 30, 2008 of ($2.3) million and $632 thousand compared to $1.5 million and $4.3 million for the three and nine month periods ending September 30, 2007. The reduction in non-interest income for the three and nine month periods reflects the OTTI charge discussed above, which is recognized in non-interest income.

Sussex Bancorp also announced that its Board of Director’s declared a 6.5% stock dividend on October 15, 2008 payable November 12, 2008 to shareholders of record as of October 29, 2008.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its eight New Jersey offices and two Orange County offices and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	September 30, 2008	September 30, 2007	December 31, 2007

Cash and due from banks	$10,537	$10,056	$7,985
Federal funds sold	15,470	11,255	3,790
Cash and cash equivalents	26,007	21,311	11,775

Interest bearing time deposits with other banks	100	100	100
Trading securities	13,519	11,865	14,259
Securities available for sale	64,487	46,248	48,397
Federal Home Loan Bank Stock, at cost	2,111	1,358	2,032

Loans receivable, net of unearned income	312,330	293,906	300,646
Less: allowance for loan losses	5,080	4,098	5,140
Net loans receivable	307,250	289,808	295,506

Foreclosed real estate	3,931	-	-
Premises and equipment, net	8,697	8,897	9,112
Accrued interest receivable	2,058	2,046	2,035
Goodwill	2,820	2,820	2,820
Other assets	8,099	7,481	7,496

Total Assets	$439,079	$391,934	$393,532

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$40,430	$38,315	$36,625
Interest bearing	316,231	282,116	271,913
Total Deposits	356,661	320,431	308,538

Borrowings	36,160	20,213	35,200
Accrued interest payable and other liabilities	2,572	3,158	2,467
Junior subordinated debentures	12,887	12,887	12,887

Total Liabilities	408,280	356,689	359,092

Total Stockholders' Equity	30,799	35,245	34,440

Total Liabilities and Stockholders' Equity	$439,079	$391,934	$393,532

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
INTEREST INCOME
Loans receivable, including fees	$4,887	$5,038	$14,335	$14,572
Securities:
Taxable	631	439	1,698	1,239
Tax-exempt	248	255	710	762
Federal funds sold	111	193	223	354
Interest bearing deposits	1	1	2	4
Total Interest Income	5,878	5,926	16,968	16,931

INTEREST EXPENSE
Deposits	2,219	2,548	6,417	7,111
Borrowings	377	241	1,132	706
Junior subordinated debentures	135	226	459	460
Total Interest Expense	2,731	3,015	8,008	8,277

Net Interest Income	3,147	2,911	8,960	8,654
PROVISION FOR LOAN LOSSES	279	324	569	868
Net Interest Income after Provision for Loan Losses	2,868	2,587	8,391	7,786

OTHER INCOME
Service fees on deposit accounts	409	362	1,111	1,016
ATM and debit card fees	123	109	348	300
Insurance commissions and fees	576	618	1,972	2,136
Investment brokerage fees	22	26	117	239
Holding gains on trading securities	(8)	194	13	192
Gain (loss) on sale of securities, available for sale	-	10	152	10
Impairment writedowns on equity securities	(3,526)	-	(3,526)	-
Other	129	149	445	396
Total Other Income	(2,275)	1,468	632	4,289

OTHER EXPENSES
Salaries and employee benefits	1,842	1,792	5,697	5,403
Occupancy, net	315	319	977	932
Furniture, equipment and data processing	372	372	1,119	1,066
Stationary and supplies	50	46	141	138
Professional fees	140	120	337	424
Advertising and promotion	92	174	379	415
Insurance	42	41	127	135
FDIC assessment	95	9	280	26
Postage and freight	34	36	118	124
Amortization of intangible assets	14	15	43	78
Other	443	360	1,261	1,119
Total Other Expenses	3,439	3,284	10,479	9,860

Income (loss) before Income Taxes	(2,846)	771	(1,456)	2,215
PROVISION FOR INCOME TAXES	181	238	575	664
Net Income (Loss)	(3,027)	$533	($2,031)	$1,551

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008			2007
	Average		Average	Average		Average
Earning Assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$22,906	$1,061	6.19%	$24,083	$992	5.51%
Taxable	45,576	1,698	4.98%	34,773	1,239	4.76%
Total securities	68,482	2,759	5.38%	58,856	2,231	5.07%
Total loans receivable (4)	304,859	14,335	6.28%	278,102	14,572	7.01%
Other interest-earning assets	14,350	225	2.10%	9,283	358	5.16%
Total earning assets	387,691	$17,319	5.97%	346,241	$17,161	6.63%

Non-interest earning assets	30,837			28,420
Allowance for loan losses	(5,188)			(3,626)
Total Assets	$413,340			$371,035

Sources of Funds:
Interest bearing deposits:
NOW	$58,277	$604	1.38%	$59,130	$971	2.20%
Money market	26,346	451	2.29%	38,379	1,097	3.82%
Savings	73,098	1,376	2.51%	38,860	264	0.91%
Time	130,380	3,986	4.08%	132,081	4,779	4.84%
Total interest bearing deposits	288,101	6,417	2.98%	268,450	7,111	3.54%
Borrowed funds	35,998	1,132	4.13%	19,785	706	4.70%
Junior subordinated debentures	12,887	459	4.68%	8,052	460	7.54%
Total interest bearing liabilities	336,986	$8,008	3.17%	296,287	$8,277	3.74%

Non-interest bearing liabilities:
Demand deposits	39,721			37,454
Other liabilities	2,207			2,252
Total non-interest bearing liabilities	41,928			39,706
Stockholders' equity	34,426			35,042
Total Liabilities and Stockholders' Equity	$413,340			$371,035

Net Interest Income and Margin (5)		$9,311	3.21%		$8,884	3.43%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act)
interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets